Exhibit 99.1

American Land Lease Announces Fourth Quarter and Full Year 2007 Results

Strong Property Operating Results Impacted by Lower New Home Sales Results

CLEARWATER, Fla.--(BUSINESS WIRE)--American Land Lease, Inc. (NYSE: ANL) today released fourth quarter and full year results for 2007.

Summary Financial Results

Fourth Quarter

  Diluted Earnings Per Share (“Diluted EPS”) were $0.03 for the three-month period ended December 31, 2007, compared to $0.33 for the same period one year ago, a decrease of 90.9% on a per share basis.
  Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 14 of this press release) were $1.6 million, or $0.18 per diluted common share, for the quarter, compared to $3.3 million, or $0.36 per diluted common share, for the same period one year ago, a decrease of 50.0% on a per share basis.
  Home sales volume was $4,508,000, a decline of 52.5% from the same period one year ago, consisting of 38 new home closings, including 36 new homes sold on expansion home sites. This result compares with 71 new home closings in fourth quarter 2006.
  “Same Store” (a non-GAAP financial measure defined on page 14 of this release) results provided a revenue increase of 6.1%, an expense increase of 3.8% and an increase of 7.2% in Net Operating Income (“NOI”; a non-GAAP financial measure defined on page 14 of this release).
  “Same Site” (a non-GAAP financial measure defined on page 14 of this release) results provided a revenue increase of 3.5%, an expense increase of 1.5% and an increase of 4.5% in NOI.

2007 Year

  Diluted Earnings Per Share (“Diluted EPS”) were $1.57 for the year ended December 31, 2007, compared to $1.24 from the same period one year ago, an increase of 26.6% on a per share basis. Net income was impacted by a $1.15 gain recognized on the sale of a community in 2007.
  Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 14 of this press release) were $9.0 million, or $1.01 per diluted common share, for the year, compared to $14.7 million, or $1.66 per diluted common share, for the same period one year ago, a decrease of 39.2% on a per share basis.
  Home sales volume was $27,264,000, a decline of 42.3% from the same period one year ago, consisting of 209 new home closings, including 198 new homes sold on expansion home sites. This result compares with 362 new home closings in 2006.
  “Same Store” (a non-GAAP financial measure defined on page 14 of this release) results provided a revenue increase of 6.6%, an expense increase of 3.4% and an increase of 8.2% in Net Operating Income (“NOI”; a non-GAAP financial measure defined on page 14 of this press release).
  “Same Site” (a non-GAAP financial measure defined on page 14 of this release) results provided a revenue increase of 3.3%, an expense increase of 1.6% and an increase of 4.1% in NOI.

FFO, NOI, Same Store and Same Site are supplemental non-GAAP financial measures that are defined in the glossary beginning on page 14. We use FFO in measuring our operating performance because we believe that the items that result in a difference between FFO and net income have a different impact to the ongoing operating performance of a real estate company than to other businesses. We use NOI to evaluate the operating performance of our properties and we believe that it is relevant and useful information as a measure of property performance on an unleveraged basis. We use NOI on a Same Store and Same Site basis as useful information to measure property performance without the impact of newly acquired or newly disposed properties. Nether FFO or NOI should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. A reconciliation of FFO to the comparable GAAP financial measure is included beginning on page 19. A reconciliation of NOI, Same Store and Same Site to the comparable GAAP financial measure is included beginning on page 21.

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “For both this quarter and the entire 2007 year, our portfolio of land leases produced strong same site and same store results which have a positive impact on the Company’s Net Asset Value or ‘NAV’. These results underscore the continued stability and strength of our core residential land lease business. The severe and continuing decline in the broader home sales markets has impacted our ability to add new leases to the portfolio at the same rate we have enjoyed in prior years. As a result, we have re-evaluated the contribution to NAV from our unoccupied home sites, both developed and undeveloped, which has resulted in a lowering of NAV. Although we sold fewer homes in 2007, our home sales activity still supported a 2.2% increase in the number of leased sites and a stable occupancy rate of 97.0% across the portfolio. This increase in occupancy is one of the factors that results in increased NAV for the Company. The deceleration in the rate of new leases has reduced current land values, slowing the rate at which the Company’s NAV grows.”

“The continued expansion of operating margins at the property level reflects the strength of our properties and personnel who serve our customers well. Operating margins grew 1.5% over 2006 to 63.9%. This growth reflects both the quality of the core portfolio and the positive impact of our 2006 acquisitions. We continue to view our core business as owning and operating land leases – and in that core business our performance was outstanding.”

“We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. Home sales have continued to decline as our customers are taking longer to sell their current homes and their confidence has been impacted by negative news in the broader economy. The unit volume of new homes sold was down by 33, or 47% compared to the fourth quarter of 2006 and down by 153, or 42% for the full year. In the midst of this challenging sales environment, we remain focused on adding new leases to the portfolio. This is the same focus that we have shown over the past five years as customers have purchased 1,812 quality new homes which represent an investment of approximately $204 million in our communities.”

“We continue to believe that the value of the ANL business and assets exceed the valuation expressed in the current share price. As a result, we have continued to buy back stock at what we believe to be very accretive values.”

“Our core business is solid. Land lease returns grow with increased rents and expense control reflecting the outstanding work of our operations team. Our second growth engine is new home sales, which has been affected by the national decline in home sales. We are focused on operating this business activity efficiently to minimize the drag on current earnings while maintaining our ability to grow NAV. We are fortunate to have solid locations, a growing base of potential customers, attractive homes, and a hardworking sales team that is selling excellent homes at good prices. While present conditions in the new home sales market continue to be challenging, I remain upbeat and optimistic about the future of our Company.”

The term “NAV” is defined on page 11 of this press release.

Dividend Declaration

On January 30, 2008, the Board of Directors declared a fourth quarter common stock dividend of $0.25 per share, payable on February 29, 2008, to stockholders of record on February 15, 2008.

On January 30, 2008, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended December 31, 2008, payable on February 29, 2008, to shareholders of record on February 15, 2008.

The Board of Directors reviews the dividend policy quarterly. The Company's dividends are set quarterly and are subject to change or elimination at any time. The Company's primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors, including the Company's profitability, capital expenditure plans, competing uses of capital, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. Further, the Board has and will continue to consider the downturn in new home sales and the opportunity for share repurchases in the context of its quarterly review and dividend decision. As noted in the supplemental schedules to this release on page 20, the Company’s common dividend was greater than Adjusted Funds from Operations (“AFFO”) for 2007. The Company's net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – Fourth Quarter

Fourth Quarter Property Operations

Fourth quarter revenue from property operations was $9,528,000, as compared to $9,002,000 in the same period one year ago, a 5.8% increase. Fourth quarter property operating expenses totaled $3,204,000, as compared to $3,051,000 in the same period one year ago, a 5.0% increase. The Company realized increases in rental income as the result of three acquisitions of communities in 2006, annual rental rate increases, rent yield management, and the leasing of new home sites through its home sales efforts.

Fourth quarter property operating expenses increased primarily due to increases in utility costs, property taxes, insurance premiums and the aforementioned acquisition of communities. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 23 of the 30 communities we operate, the individual homeowner’s water and sewer is metered and changes in consumption are billed to the homeowner.

Fourth quarter property-operating margins before depreciation expense increased to 63.8% from 63.6% in the prior year’s fourth quarter.

Fourth Quarter “Same Store” Results

Fourth quarter “same store” results reflect the results of operations for properties and golf courses owned during the fourth quarters of both 2007 and 2006. Same store properties accounted for 100.0% of property operating revenues for fourth quarter 2007. “Same store” results are defined on page 14, and reconciled to GAAP on page 21, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement for periods in which properties are acquired or sold. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:

4Q07
Revenue	6.1%
Expense	3.8%
Net Operating Income	7.2%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. During the current period, the property taxes associated with certain Florida properties were reduced when compared to the prior year, resulting in a corresponding reduction in billings to tenants. When adjusted for these items, the change in revenues and expenses for the quarter are shown below.

4Q07
Revenues	6.1%
Less: Net Reimbursements	(0.8%)
Revenue growth net of reimbursements	5.3%

Expenses	3.8%
Less: Net Reimbursements	(3.6%)
Expense growth net of reimbursements	0.2%

Same Store NOI Growth	7.2%

In addition to focusing on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties, (ii) re-establishing market rents at times of home transfers, and (iii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. “Same site” results are defined on page 14, and reconciled to GAAP on page 22, of this press release. We believe that “same site” information provides the ability to understand the changes in profitability without the changes related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site rental, absorption and golf operations contributions to total same store results for fourth quarter are as follows based upon increases from prior year results.

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	3.5%	2.6%	0.0%	6.1%
Expense	1.5%	1.5%	0.8%	3.8%
NOI	4.5%	3.1%	(0.4)%	7.2%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended December 31, 2007 and 2006 can be found on page 21 of this earnings release.

Fourth Quarter Home Sales Operations

Fourth quarter 2007 new home sales were $4,508,0000, a 52.5% decrease from the same period in the prior year. There were 38 closings, a 46.5% decrease from the 71 closings during the same period in 2006. Average selling price per home was $128,000, compared to $131,000 in the same period in 2006, a 2.3% decrease. Eleven communities reported average selling prices in excess of $100,000. Selling gross margins, excluding brokerage activities, decreased to 28.9% in the quarter, compared to 33.4% in the same period in 2006. The year-to-year decrease was driven primarily by decreased manufacturer rebates associated with lower purchasing volumes, increases in costs of homes purchased, and lower relative selling prices. Selling costs as a percentage of sales revenue increased from 25.5% in the fourth quarter of 2006 to 45.8% in the fourth quarter of 2007, reflecting lower operating leverage against fixed costs. Selling costs, including overhead, marketing and advertising expenses, were down by 14.7% compared to the same period in 2006. However, when allocated against the lower sales volumes, such costs resulted in a higher per home expense than in the same period in 2006.

The Company’s backlog of contracts to close stood at 23, a decrease of 11, or 32.4%, from the same period in 2006.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. Even though new home sales slowed from 2006 to 2007, our home sales business continues to provide the Company with additional earning home sites.

Summary of home sales activity:

	Quarter ended December 31, 2007	Quarter ended December 31, 2006
New home closings	38	71

New home contracts	37	73

Home resales	2	1

Brokered home sales	26	27

New home contract backlog	23	34

Operational Results – 2007 Year

2007 Property Operations

2007 revenue from property operations was $37,587,000 compared to $33,756,000 in the same period one year ago, an 11.3% increase. 2007 property operating expenses totaled $12,596,000, compared to $11,769,000 in the same period one year ago, a 7.0% increase. The Company realized increases in rental income as the result of three community acquisitions in 2006, annual rental rate increases, rent yield management and the absorption of new home sites through its home sales efforts.

2007 property operating expenses increased primarily due to increases in utility costs, , personnel costs, insurance premiums and the aforementioned acquisitions of communities. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 23 of the 30 communities we operate, the individual homeowner’s water and sewer is metered and changes in consumption are billed to the homeowner.

2007 property-operating margins before depreciation expense increased to 63.9% from 62.4% in the prior year.

2007 “Same Store” Results

2007 “same store” results reflect the results of operations for properties and golf courses owned during both 2007 and 2006. Same store properties accounted for 91.1% of property operating revenues for 2007. “Same store” results are defined on page 14, and reconciled to GAAP on page 22, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement for periods in which properties are acquired or sold. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:

2007
Revenue	6.6%
Expense	3.4%
Net Operating Income	8.2%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. During the current period, the property taxes associated with certain Florida properties were reduced when compared to the prior year resulting in a corresponding reduction in billings to tenants. When adjusted for these items, the change in revenues and expenses for the quarter are shown below.

2007
Revenues	6.6%
Less: Net Reimbursements	0.1%
Revenue growth net of reimbursements	6.7%

Expenses	3.4%
Less: Net Reimbursements	(0.8%)
Expense growth net of reimbursements	2.6%

Same Store NOI Growth	8.2%

In addition to focusing on controlling operating expenses, our leases also provide some insulation from increased expenses.

Our same site rental, absorption and golf operations contributions to total same store results for 2007 are as follows based upon increases from prior year results:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	3.3%	3.4%	(0.1)%	6.6%
Expense	1.6%	1.6%	0.2%	3.4%
NOI	4.1%	4.3%	(0.2)%	8.2%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for 2007 and 2006 can be found on page 22 of this earnings release.

2007 Home Sales Operations

2007 new home sales were $27,264,000, a 42.3% decrease from the same period in the prior year. There were 209 closings, a 42.3% decrease from the 362 closings in 2006. Average selling price per home was $130,000, as compared to $129,000 in the same period in 2006, a 0.8% increase. Sixteen communities reported average selling prices in excess of $100,000. Selling gross margins, excluding brokerage activities, decreased to 28.3% in 2007 as compared to 33.3% in the same period in 2006. The year-to-year decrease was driven primarily by decreased manufacturer rebates associated with lower purchasing volumes, increases in costs of homes purchased, and lower relative selling prices. Selling costs as a percentage of sales revenue increased from 22.4% in 2006 to 33.5% in 2007 reflecting lower operating leverage against fixed costs. Selling costs, including overhead, marketing and advertising expenses, were down by 13.6%. However, when allocated against still lower sales volumes, such costs resulted in a higher per home expense than in 2006.

Summary of home sales activity:

	YE December 31, 2007	YE December 31, 2006
New home closings – Same Store	183	323
New home closings – Acquisitions	26	39
Total new home closings	209	362

New home contracts – Same Store	198	341
New home contracts – Acquisitions	35	55
Total new home contracts	233	396

Home resales	10	6

Brokered home sales	97	163

New home contract backlog – Same Store	20	29
New home contract backlog - Acquisitions	3	5
Total new home contract backlog	23	34

Share Repurchase

The Board of Directors has authorized the Company to repurchase up to 2,000,000 shares of its outstanding common stock. Pursuant to this authorization, the Company repurchased 16,000 shares of outstanding common stock at an average price of $20.75 for the three months ended December 31, 2007. The Company has repurchased approximately 783,000 shares as of December 31, 2007 pursuant to this authorization, including a total of 206,000 shares repurchased in 2007 at an average price of $22.09.

We believe that the current share price reflects a discount from the Company’s Net Asset Value. Therefore, we have repurchased, and expect to continue repurchasing, additional shares of our common stock in the first quarter of 2008.

Financing Activity

During the first quarter of 2008, the Company closed three loan transactions which served to refinance the loans on three properties. Proceeds to the Company, net of transaction costs including a prepayment penalty, reflect an effective interest cost of approximately 5.6%. The three loans each have a maturity date of ten-years. In conjunction with this refinancing, the Company expects to record a prepayment penalty charge of $2.0M which will reduce earnings per share during first quarter of 2008 by approximately $0.23 per share.

Development Activity

The Company ended the year with an inventory of 1,370 developed and unleased home sites. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition, the Company has an inventory of 1,191 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for use as a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous to, and a part of, a current community where there are ongoing property operations and a proven customer base.

Significant development activity during the quarter included:

  At Sebastian Beach and Tennis Village, construction and site work continued. As reported in prior quarters, a new municipality was formed in July of 2006 which impacts this site. As previously announced, we have been working with the town and county governments to accomplish the platting of the community under this unique set of circumstances. During the quarter, we completed a key step in this process as the entire project site is now located within one governmental jurisdiction through completion of an annexation process. Pre-sales and marketing activities for the community have already begun at an off site sales office and we expect to begin home and Village Centre construction upon completion of the platting process.
  At the Villages at Country Club project in Mesa, Arizona, our homebuilding partner began home building activity in September 2007 and expects to complete the first models in March 2008. During the quarter, we began construction of the clubhouse amenity for the community.

Outlook for 2008

The table below summarizes the Company’s projected financial outlook for 2008 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

	2007 Actual Results	Full Year 2008 Projected

FFO before prepayment penalties	$1.01	$0.86 to $1.15
Prepayment penalties on debt refinancing transactions	--	$0.22
FFO	$1.01	$0.64 to $0.93

AFFO before prepayment penalties	$0.87	$0.72 to $1.04
Prepayment penalties on debt refinancing transactions	--	$0.22
AFFO	$0.87	$0.50 to $0.82

Diluted EPS from continuing operations	$0.39	$0.01 to $0.22
Diluted EPS from discontinued operations	$1.18	--
Diluted EPS	$1.57	$0.01 to $0.22

Same Store
Revenue Growth	6.6%	4.5% to 6.5%
Expense Growth	3.4%	3.5% to 5.0%
NOI Growth	8.2%	4.5% to 6.0%

New Home Sales Volume	209	160 to 225
New Home Sales Gross Margin	28.4%	27% to 28%
Home Sales Operating Income(Loss)	($1.3M)	($2.1M) to $0.5M
Home Sales Net Contribution	($2.8M)	($3.6M) to ($0.8M)

General and Administrative Expenses	$4.3M	$4.5M to $4.8M

Capital Replacements (per site)	$126	$130 to $160
Depreciation	$5.0M	$5.5M to $5.9M

The Company’s land lease business continues to perform consistently. The rate of growth projected for 2008 as compared to 2007 actual results is lower due chiefly to three key factors:

1.	The reduction in new home sales in 2007 and sales projections for 2008. The reduced rate of new home sales will result in a lower contribution from absorption to same store revenue growth than in prior years.
2.	Certain resident leases increase annually based upon the rate of increase in the Consumer Price Index. The Consumer Price Index applicable to certain leases was 2.0% for lease renewals in 2008 compared to 3.8% for lease renewals for 2007, a 1.8% decrease.
3.	In addition, the lower rate of turnover within our communities has slowed the rate at which rents are increased to higher market rates at the time of home transfers.

The earnings from the Company’s new home sales business are subject to greater volatility than are the earnings from land leases. The Company’s new home sales business has been impacted by the general decline in new home sales nationwide. Certain local markets in which the Company operates have been impacted to a greater extent than have the national averages. In this home sales environment, the Company has limited visibility on future new home sales volumes. The Company's earnings estimates would be impacted positively or negatively by changes in the volume of new home sales or in the gross margins from new home sales. New home sales volume and gross margins are dependent upon a number of factors, including but not limited to consumer confidence, the cost of homeowners’ insurance, consumer access to financing sources for home purchases and the sale of their current owned homes.

The Company’s reported results are impacted by the amount of interest capitalized on its development properties. The amount of interest capitalized is dependent on the rate of completion of home sites, the timing and amount of capital expenditures and continuing development activities at each location. Changes in any of the preceding factors, along with changes in applicable interest rates, will result in either increases or decreases in the actual amount of interest capitalized. Changes in the amount of interest capitalized will increase or decrease the Company’s earnings as compared to historical financial results.

Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2008 projections. The Company's earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

Additional factors that may impact our projected results include a change in the mix of home sales across our communities, occupancy changes, further changes in the residential housing markets, the impact of hurricanes or other natural disasters, changes in interest rates, and additional refinancing transactions.

The financial and operating projections provided in this release are the result of management's consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

American Land Lease, Inc. is a REIT that held interests in 30 manufactured home communities with 7,984 operational home sites, 1,370 developed expansion sites, 1,191 undeveloped expansion sites and 129 recreational vehicle sites as of December 31, 2007.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, results of operations, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

As previously announced, management will hold a teleconference call, Wednesday, February 13, 2008 at 9:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2007 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease fourth quarter 2007 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 12:30 p.m. Eastern Standard Time, February 13, 2008 until midnight on February 20, 2008. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 33455999.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and “same store” and same site” results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

NET OPERATING INCOME (“NOI”): is the property's gross rental income plus any other income, such as late fees or parking income, less vacancies and rental expenses. Essentially, NOI is the net cash generated before mortgage payments and taxes.

NET ASSET VALUE: As defined by NAREIT, the net “market value” of all of a company’s assets, including but not limited to its properties, after subtracting all its liabilities and other obligations.

CAPITALIZATION RATE: The capitalization rate (“cap rate”) is the rate at which net operating income is discounted to determine the value of a property. It is one method that is utilized to estimate property value.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represents those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

	December 31, 2007	September 30, 2007	As of June 30, 2007	March 31, 2007	December 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

ASSETS
Real Estate	$309,033	$304,280	$306,824	$304,484	$301,392
Less accumulated depreciation	(31,842)	(30,735)	(31,191)	(30,120)	(29,068)
Real estate under development	122,326	121,056	119,602	115,798	110,682
Total Real Estate	399,517	394,601	395,235	390,162	383,006
Cash and cash equivalents	541	296	308	293	253
Inventory	20,084	20,012	21,031	20,705	22,827
Other assets	16,391	15,362	16,085	15,662	15,969

Total Assets	$436,533	$430,271	$432,659	$426,822	$422,055

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$239,970	$240,769	$238,676	$234,826	$235,567
Secured short-term financing	30,932	18,963	30,013	25,012	20,059
Accounts payable and accrued liabilities	9,288	12,260	11,545	13,239	13,216

Total Liabilities	280,190	271,992	280,234	273,077	268,842

Minority Interest in Operating Partnership	17,339	17,522	16,421	16,475	16,502

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 3,000 shares authorized, 1,000 shares issued and outstanding	25,000	25,000	25,000	25,000	25,000

Common Stock, par value $.01 per share; 12,000 shares authorized	95	95	95	95	94

Additional paid-in capital	293,821	293,510	293,113	292,757	291,460
Dividends in excess of accumulated earnings	(148,749)	(147,013)	(154,920)	(153,970)	(153,231)
Treasury stock at cost	(31,163)	(30,835)	(27,284)	(26,612)	(26,612)

Total Stockholders Equity	139,004	140,757	136,004	137,270	136,711

Total Liabilities and Stockholders’ Equity	$436,533	$430,271	$432,659	$426,822	$422,055

AMERICAN LAND LEASE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,528	$9,389	$9,334	$9,336
Golf course operating revenues	250	165	219	430
Total property operating revenues	9,778	9,554	9,553	9,766

Property operating expenses	(3,204)	(3,092)	(3,111)	(3,189)
Golf course operating expenses	(336)	(341)	(357)	(335)
Total property operating expenses	(3,540)	(3,433)	(3,468)	(3,524)

Depreciation	(1,286)	(1,239)	(1,227)	(1,205)

Income from rental property operations	4,952	4,882	4,858	5,037

SALES OPERATIONS
Home sales revenue	4,508	7,162	7,929	7,665
Cost of home sales	(3,205)	(5,055)	(5,658)	(5,633)
Gross profit on home sales	1,303	2,107	2,271	2,032

Commissions earned on brokered sales	69	60	44	75
Commissions paid on brokered sales	(27)	(24)	(19)	(35)
Gross profit on brokered sales	42	36	25	40

Selling and marketing expenses	(2,064)	(2,345)	(2,375)	(2,337)
Income (loss) from sales operations	(719)	(202)	(79)	(265)

General and administrative expenses	(1,230)	(1,105)	(993)	(964)
Interest and other income	22	7	8	170
Interest expense	(2,251)	(2,197)	(2,142)	(2,109)

Income before minority interest in Operating Partnership	774	1,385	1,652	1,869
Minority interest in Operating Partnership	(88)	(164)	(188)	(211)
Income from continuing operations	686	1,221	1,464	1,658
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of
Minority Interest	21	9,154	75	77
Net Income	707	10,375	1,539	1,735
Cumulative preferred stock dividends	(485)	(484)	(485)	(484)
Net Income Attributable to common shareholders	$222	$9,891	$1,054	$1,251

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.03	$0.09	$0.14	$0.16
Basic earnings (loss) from discontinued operations	--	1.20	--	--
Basic earnings per common share	$0.03	$1.29	$0.14	$0.16

Diluted earnings from continuing operations	$0.03	$0.10	$0.13	$0.16
Diluted earnings (loss) from discontinued operations	0.00	1.16	--	--
Diluted earnings per common share	$0.03	$1.26	$0.13	$0.16

Weighted average common shares outstanding	7,560	7,659	7,745	7,688
Weighted average common shares and common share equivalents outstanding	7,754	7,871	8,029	8,054

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES DEBT ANALYSIS (in thousands) (unaudited)

	Dec. 31, 2007	Sept. 30, 2007	As of June 30, 2007	March 31, 2007	Dec. 31, 2006

DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$217,864	$218,663	$227,320	$223,470	$224,211
Mortgage Loans Payable – Floating	22,106	22,106	11,356	11,356	11,356
Floor Plan Facility	23,086	13,337	20,508	19,636	14,754
Line of Credit	7,846	5,626	9,505	5,376	5,305

Total Debts	$270,902	$259,732	$268,689	$259,838	$255,626

% FIXED FLOATING
Fixed	80.4%	84.2%	84.6%	86.0%	87.7%
Floating	19.6%	15.8%	15.4%	14.0%	12.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.3%	6.3%	6.3%	6.4%	6.4%
Mortgage Loans Payable – Floating	6.7%	6.9%	7.1%	7.1%	7.1%
Floor Plan Facility	7.5%	8.5%	8.5%	8.5%	8.5%
Line of Credit	6.6%	7.2%	6.9%	6.9%	7.3%
Total Weighted Average	6.4%	6.5%	6.5%	6.6%	6.6%

DEBT RATIOS
Debt/Total Market Cap(1)	57.7%	53.7%	51.7%	50.8%	49.4%

Debt/Gross Assets	62.0%	60.4%	62.1%	60.9%	60.6%

MATURITIES	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2012
Mortgage Loan Scheduled Principal Payments	3,145	3,625	3,869	4,018	4,202
Mortgage Loan Balloon Maturities	2,661	--	--	21,740	10,750
Total	$5,806	$3,625	$3,869	$25,758	$14,952

(1) Computed based upon closing price as reported on NYSE as of the period ended.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS
(Amounts in thousands, except per share/OP unit amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006

Net Income	$222	$2,641
Adjustments
Cumulative unpaid preferred stock dividends	485	485
Minority interest in operating partnership	88	290
Gain on sale of assets	3	(1,006)
Real estate depreciation	1,286	1,175
Discontinued operations:
Real estate depreciation	--	37

Minority interest in operating partnership attributed discontinued operations	(24)	127
Funds From Operations (FFO)	$2,060	$3,749
Cumulative unpaid preferred stock dividends	(485)	(485)
Funds From Operations attributable to common
Stockholders	1,575	3,264
Capital Replacements	(295)	(289)
Adjusted Funds from Operations (AFFO)	$1,280	$2,975

Weighted Average Common Shares/OP Units Outstanding	8,747	8,946
Per Common Share and OP Unit:
FFO:	$0.18	$0.36
AFFO:	$0.15	$0.33

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	138.9%	69.4%
AFFO:	166.7%	75.8%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS
(Amounts in thousands, except per share/OP unit amounts)
(Unaudited)

	Twelve Months Ended
	December 31,
	2007	2006

Net Income	$12,418	$9,753
Adjustment
Cumulative unpaid preferred stock dividends	1,938	1,938
Minority interest in operating partnership	651	1,380
Gain on sale of assets	(10,302)	(1,006)
Real estate depreciation	4,957	4,248
Discontinued operations:
Real estate depreciation	64	165
Minority interest in operating partnership attributed discontinued operations	1,181	170
Funds From Operations (FFO)	$10,907	$16,648
Cumulative unpaid preferred stock dividends	(1,938)	(1,938)
Funds From Operations attributable to common
Stockholders	8,969	14,710
Capital Replacements	(1,174)	(1,662)
Adjusted Funds from Operations (AFFO)	$7,795	$13,048

Weighted Average Common Shares/OP Units Outstanding	8,916	8,876
Per Common Share and OP Unit:
FFO:	$1.01	$1.66
AFFO:	$0.87	$1.47

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	99.0%	60.2%
AFFO:	114.9%	68.0%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006 (in thousands) (unaudited)

		Three Months Ended Dec. 31, 2007	Three Months Ended Dec. 31, 2006	Change	% Change	Contribution to Same Store % Change(1)

Same site rental revenues		$9,034	$8,707	$327	3.8%	3.5%
Absorption rental revenues		531	290	241	83.1%	2.6%
Same store golf revenues		250	249	1	0.4%	0.0%
Same store revenues	A	9,815	9,246	569	6.1%	6.1%
Property revenues other then from land leases		9	5	4	80.0%
Intercompany revenues		(46)	--	(46)	(100.0%)
Total property revenues	C	$9,778	$9,251	$527	5.7%

Same site rental expenses		$2,647	$2,603	$44	1.7%	1.5%
Absorption rental expenses		44	-	44	100.0%	1.5%
Same store golf expenses		336	313	23	7.3%	0.8%
Same store expenses	B	3,027	2,916	111	3.8%	3.8%
Newly acquired property expenses		7	5	2	40.0%
Expenses related to offsite management(2)		506	443	63	14.2%
Total property operating expenses	D	$3,540	$3,364	$176	5.2%

Same store net operating income	A-B	$6,788	$6,330	458	7.2%

Total net operating income	C-D	$6,238	$5,887	$351	6.0%

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2006 period. For example same store rental revenue increase of $327 as compared to the total same store revenues in 2006 of $9,246 is a 3.5% increase ($327/$9,246=3.5%).

(2) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006 (in thousands) (unaudited)

		Twelve Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2007	Change	% Change	Contribution to Same Store % Change(1)

Same site rental revenues		$32,367	$31,277	$1,090	3.5%	3.3%
Absorption rental revenues		1,763	645	1,118	173.3%	3.4%
Same store golf revenues		1,064	1,086	(22)	(2.0%)	(0.1%)
Same store revenues	A	35,194	33,008	2,186	6.6%	6.6%
Newly acquired property revenues		3,599	1,834	1,765	96.2%
Intercompany revenues		(142)	--	(142)	(100%)
Total property revenues	C	$38,651	$34,842	$3,809	10.9%

Same site rental expenses		$9,558	$9,388	$170	1.8%	1.6%
Absorption rental expenses		170	-	170	100.0%	1.6%
Same store golf expenses		1,369	1,347	22	1.6%	0.2%
Same store expenses	B	11,097	10,735	362	3.4%	3.4%
Newly acquired property expenses		1,025	617	408	66.1%
Expenses related to offsite management[2]		1,843	1,764	79	4.5%
Total property operating expenses	D	$13,965	$13,116	$849	6.5%

Same store net operating income	A-B	$24,097	$22,273	1,824	8.2%

Total net operating income	C-D	$24,686	$21,726	$2,960	13.6%

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2006 period. For example same store rental revenue increase of $1,090 as compared to the total same store revenues in 2006 of $33,008 is a 3.3% increase ($1,090/$33,008=3.3%).

(2) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY AS OF DECEMBER 31, 2007

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	345	100%	$351	--	--	44
Brentwood Estates	Hudson, FL	143	98%	280	--	--	48
Sebastian Beach & Tennis Club	Micco, FL	--	0%	--	--	533	--
Serendipity	Ft. Myers, FL	338	96%	365	--	--	--
Stonebrook	Homosassa, FL	198	100%	312	--	--	3
Sunlake Estates	Grand Island, FL	366	100%	362	--	--	35
Forest View	Homosassa, FL	273	100%	328	--	--	31
Gulfstream Harbor	Orlando, FL	382	98%	424	--	50	--
Gulfstream Harbor II	Orlando, FL	306	100%	428	--	37	1
Gulfstream Harbor III	Orlando, FL	176	97%	394	--	--	108
Lakeshore Villas	Tampa, FL	281	96%	440	--	--	--
Park Place	Sebastian, FL	374	100%	325	--	--	93
Park Royale	Pinellas Park, FL	297	93%	441	--	--	12
Pleasant Living	Riverview, FL	245	95%	387	--	--	--
Riverside GCC	Ruskin, FL	472	100%	535	--	311	158
Royal Palm Village	Haines City, FL	288	96%	355	--	--	99
Cypress Greens	Lakeland, FL	230	100%	260	--	--	28
Savanna Club	Port St Lucie, FL	1003	100%	300	--	--	64
Woodlands	Groveland, FL	168	99%	290	-	--	124
	Subtotal—Florida	5,885	99%	$368	--	931	848

Blue Star	Apache Junction AZ	22	50%	320	129	--	--
Brentwood West	Mesa, AZ	350	94%	471	--	--	--
The Villages(a)	Mesa, AZ	--	0%	--	--	--	375
Desert Harbor	Apache Junction AZ	205	100%	376	--	--	--
Fiesta Village	Mesa, AZ	172	86%	402	--	--	--
La Casa Blanca	Apache Junction AZ	197	100%	400	--	--	--
Lost Dutchman	Apache Junction AZ	215	77%	315	--	--	27
Rancho Mirage	Apache Junction AZ	312	96%	434	--	--	--
Reserve at Fox Creek	Bull Head City, AZ	256	100%	331	--	--	57
Sun Valley	Apache Junction AZ	268	91%	364	--	--	--
	Subtotal—Arizona	1,997	93%	$393	129	--	459

Foley Grove	Foley, AL	102	100%	278	--	260	63

Total Communities	30	7,984	97%	$373	129	1,191	1,370

(1) We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 82.8% across the entire portfolio. Including sites not yet developed, occupancy was at 73.5% at December 31, 2007.

(a) FKA - Casa Encanta

Portfolio Summary

	Operational Home sites	Developed Home sites	Undeveloped Home sites		RV Sites	Total

As of December 31, 2006	8,044	1,192	1,566		129	10,931

Properties developed	--	375	(375	) (2)	--	--

New lots purchased / (Sold) Sun Valley Estates FL	(261)	6	--		--	(255)

New leases originated	199	(199)	--		--	--

Adjust for site plan changes	2	(4)	--		--	(2)

As of December 31, 2007	7,984 (1)	1,370	1,191		129	10,674

(1) As of December 31, 2007, 7,748 of these operational home sites were occupied.

(2) The Villages, Arizona completion of development of site work, 375 sites

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy

As of December 31, 2006	7,833	8,044	97.3%

New home sales	209	198

Used home sales	10	2

Used homes acquired	(25)	--

Lots acquired (sold)	(255)	(261)

Homes constructed by others	5	1

Homes removed from previously leased sites	(29)	--

As of December 31, 2007	7,748	7,984	97.0%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES RETURN ON INVESTMENT FROM HOME SALES (unaudited)

		Three Months Ended December 31, 2007	Three Months Ended December 31, 2006

Expansion sites leased during the period		36	56
Estimated stabilized first year profit on leases originated during the period	A	$124	$201
Allocated costs, including development costs of sites leased		$1,420	$2,392
Home sales (loss) income attributable to sites leased		(772)	740
Total costs incurred to originate ground leases	B	$2,192	$1,652
Estimated stabilized first year returns from the leases originated on expansion home sites during the period	A/B	5.7%	12.2%

For the three months ended December 31, 2007 and 2006, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006

Reported (loss)/income from sales operations	$(719)	$797
Brokerage business income	(41)	(47)
Used home sales	(12)	(10)
Adjusted ( loss) income for projection analysis	$(772)	$740

We have changed the method of estimating costs attributable to newly leased sites. Beginning with the third quarter, we revised our estimate of home site costs with respect to indirect general community expenditures. Previously such indirect costs were allocated to remaining unleased lots; now such costs are allocated to all sites within the community. For example, the Company has constructed additional amenities such as an additional clubhouse at our Sunlake Community, which will benefit all sites in the community, whether leased or unleased. If calculated using the previous methodology, the estimated return would have been 3.4% instead of 5.7%.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES RETURN ON INVESTMENT FROM HOME SALES (unaudited)

		Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Expansion sites leased during the period		198	300
Estimated stabilized first year profit on leases originated during the period	A	$668	$1,107
Allocated costs, including development costs of sites leased		$8,664	$13,042
Home sales (loss) income attributable to sites leased		(1,538)	5,133
Total costs incurred to originate ground leases	B	$10,202	$7,909
Estimated stabilized first year returns from the leases originated on expansion home sites during the period	A/B	6.6%	14.0%

For the year ended December 31, 2007 and 2006, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Reported (loss)/income from sales operations	$(1,265)	$5,387
Brokerage business income	(143)	(234)
Used home sales	(130)	(20)
Adjusted income for projection analysis	$(1,538)	$5,133

We have changed the method of estimating costs attributable to newly leased sites. Beginning with the third quarter, we revised our estimate of home site costs with respect to indirect general community expenditures. Previously such indirect costs were allocated to remaining unleased lots; now such costs are allocated to all sites within the community. For example, the Company has constructed additional amenities such as an additional clubhouse at our Sunlake Community, which will benefit all sites in the community, whether leased or unleased. If calculated using the previous methodology, the estimated return would have been 4.5% instead of 6.6%.

The reconciliation of our estimated stabilized first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2007 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2007
Property income before depreciation	A	$24,686

Total investment in operating home sites	B	$295,898

Return on investment from earning home sites(1)	A/B	8.3%

(1) Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2007.  For these leases, the income reported above includes less than a full twelve months of operating results.  Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2007 is less than the return when measured using a full twelve months of operating results.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES KEY HOME SALES STATISTICS

	Three Months ended Dec. 31, 2006	Three Months ended March 31, 2007	Three Months ended June 30, 2007	Three Months ended Sept. 30, 2007	Three Months ended Dec. 31, 2007	4Q07 over 3Q07 Increase/ Decrease	4Q07 over 3Q07 % Change	4Q07 over 4Q06 Increase/ Decrease	4Q07 over 4Q06 % Change
New home contracts	73	96	56	44	37	(7)	(15.9%)	(36)	(49.3%)
New home closings	71	55	65	51	38	(13)	(25.5%)	(33)	(46.5%)
Home resales	1	3	1	4	2	(2)	(50%)	1	100%
Brokered home sales	27	31	18	22	26	4	18.2%	(1)	(3.7%)
New home contract backlog	34	58	48	32	23	(9)	(28.1%)	(11)	(32.4%)

Average Selling Price	$131,000	$135,000	$122,000	$137,000	$128,000	($9,000)	(6.6%)	($3,000)	(2.3%)

Average Gross Margin Percentage	33.4%	26.5%	28.6%	29.4%	29.8%

CONTACT:
American Land Lease, Inc.
Robert G. Blatz, President, 727-726-8868
or
Shannon E. Smith, Chief Financial Officer, 727-726-8868